                                                    Registration No. __________
        As filed with the Securities and Exchange Commission on November 7, 1997

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            -----------------------

                                    FORM S-8

                             Registration Statement

                                     Under

                           The Securities Act of 1933


                         FITZGERALDS GAMING CORPORATION
                         ------------------------------
             (Exact name of registrant as specified in its charter)


                Nevada                                     88-0329170
    -------------------------------                       -------------
    (State or other jurisdiction of                       (IRS Employer
    incorporation or organization)                      Identification No.)

  301 Fremont Street, Las Vegas, Nevada                        89101
 ----------------------------------------                    ----------
 (Address of Principal Executive Offices)                    (Zip Code)


                          Stock Option Incentive Plan
                          ---------------------------
                           (Full title of the plans)

                               Philip D. Griffith
  Fitzgeralds Gaming Corporation, 301 Fremont Street, Las Vegas, Nevada  89101
                                 (702) 388-2400
  ---------------------------------------------------------------------  -----
           (Name, address and telephone number of agent for service)

                       Copy to:  Theodore H. Latty, Esq.
                           Hughes Hubbard & Reed LLP
                             350 South Grand Avenue
                          Los Angeles, CA  90071-3442

                        CALCULATION OF REGISTRATION FEE

                Title of
               Securities             Amount         Proposed Maximum           Proposed               Amount of
                  to be               to be           Offering Price        Maximum Aggregate        Registration
               Registered          Registered*         Per Share**          Offering Price**              Fee
-----------------------------------------------------------------------------------------------------------------
              Common Stock,         1,000,000             $1.00                $1,000,000.              $303.03
               par value              shares
             $.01 per share
-----------------------------------------------------------------------------------------------------------------
                                                                                (see footnotes on following page)

FOOTNOTES

     * This Registration Statement also relates to such indeterminate number of additional shares as may be issuable pursuant to stock splits, stock dividends, or similar transactions.

     ** The proposed maximum offering price per share of Common Stock and the proposed maximum aggregate offering price are calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The Common Stock is registered under the Securities Exchange Act of 1934, but there is no public trading market for the Common Stock. The registration fee is based on a price of $1.00 per share, which is the fair market value of the Common Stock as determined by the Board of Directors of the registrant.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

                 The following documents filed by Fitzgeralds Gaming Corporation (the "Company") under the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:

                 (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

                 (b)      All other reports filed by the Company pursuant to
           Section 13(a) or 15(d) of the Exchange Act since December 31, 1996;
           and

                 (c) The description of the Company's Common Stock contained in the Company's registration statement therefor and subsequent amendments thereof.

                 All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Item 4.    Description of Securities

                 Not applicable.

Item 5.    Interests of Named Experts and Counsel

                 Not applicable.

Item 6.    Indemnification of Directors and Officers

                 Section 78.751 of the Nevada General Corporation Law (the "GCL") and Article VIII of the By-laws of the Company contain provisions for indemnification of officers and directors of the Company and Section 78.751 of the GCL also contains provisions permitting the indemnification of employees and agents of the Company. The provisions of the By-laws permit the Company to indemnify officers and directors to the full extent permitted under law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company. Indemnification would cover expenses including attorneys' fees, judgments, fines and amounts paid in settlement. The Company has also entered into separate indemnification agreements with certain of its officers and directors. These indemnification agreements are separate and independent of the indemnification rights under the By-laws and are irrevocable.

                 The Company's Articles of Incorporation eliminate each director's and officer's liability to the Company or its stockholders for damages for breach of fiduciary duty except for (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (ii) the payment of dividends in violation of Section 78.300 of the GCL.

 Item 7.   Exemption from Registration Claimed

                 Not applicable.

Item 8.    Exhibits

 Number        Description                                      Method of Filing
 ------        -----------                                      ----------------
 4.1           Articles of Incorporation, as amended, and       Filed as Exhibit 3(a) to the Company's
               By-Laws of the Company                           Registration Statement on Form S-1, No. 33-
                                                                94624, which became effective on December
                                                                13, 1995 (the "Form S-1")

 4.2           Fitzgeralds Gaming Corporation Stock Option      Filed herewith
               Incentive Plan

 5.1           Opinion of Hughes Hubbard & Reed LLP             Filed herewith

 23.1          Consent of Deloitte & Touche LLP                 Filed herewith

 23.2          Consent of Hughes Hubbard & Reed LLP             Included in Exhibit 5.1

 24.1          Powers of Attorney                               Filed herewith

Item 9.    Undertakings

      (a)  The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                 Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                 THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 7th day of November, 1997.

                              FITZGERALDS GAMING CORPORATION

                              By: /s/ Philip D. Griffith
                                 ----------------------------------------------
                                 Name:  Philip D. Griffith
                                 Title:  President and Chief Executive Officer

                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 6th day of November, 1997.

 Signature                                                   Capacity
 ---------                                                   --------
 /s/ Philip D. Griffith                                      President, Chief Executive Officer and Director (principal
 -----------------------------------------------             executive officer)
              Philip D. Griffith

 /s/ Michael E. McPherson                                    Executive Vice President, Chief Financial Officer and
 -----------------------------------------------             Secretary (principal financial and accounting officer)
              Michael E. McPherson

 /s/ Michael A. Ficaro                                       Director
 -----------------------------------------------
              Michael A. Ficaro

 /s/ Patricia W. Becker                                      Director
 -----------------------------------------------
              Patricia W. Becker

                                 EXHIBIT INDEX

 Number        Description                                      Method of Filing
 ------        -----------                                      ----------------
 4.1           Articles of Incorporation, as amended, and       Filed as Exhibit 3(a) to the Company's
               By-Laws of the Company                           Registration Statement on Form S-1, No. 33-
                                                                94624, which became effective on December
                                                                13, 1995 (the "Form S-1")

 4.2           Fitzgeralds Gaming Corporation Stock Option      Filed herewith
               Incentive Plan

 5.1           Opinion of Hughes Hubbard & Reed LLP             Filed herewith

 23.1          Consent of Deloitte & Touche LLP                 Filed herewith

 23.2          Consent of Hughes Hubbard & Reed LLP             Included in Exhibit 5.1

 24.1          Powers of Attorney                               Filed herewith
